ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77E

Preferred Income Fund III (the “Fund”)

On August 24, 2010, a shareholder derivative complaint was filed in the Superior Court of The Commonwealth of Massachusetts, Suffolk County, by a law firm on behalf of a purported shareholder of the Fund against John Hancock Advisers, LLC, the Fund’s adviser, the adviser’s parent company, Manulife Financial Corporation and certain of the current and former interested Trustees, executive officers and portfolio managers of the Fund.  On August 30, 2010, a substantially similar derivative complaint was filed in the Superior Court of The Commonwealth of Massachusetts, Suffolk County, by a law firm on behalf of a purported shareholder of the Tax-Advantaged Dividend Income Fund, a closed-end fund advised by John Hancock Advisers, LLC.  A Joint Motion To Dismiss With Prejudice with respect to these two complaints was filed on February 28, 2011 in the Business Litigation Session of the Superior Court of The Commonwealth of Massachusetts, Suffolk County.  On March 1, 2011, the Court granted the Motion to Dismiss with Prejudice.

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